Exhibit 10.5
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 31, 2010, by and between Ronald Gold, an individual (“Executive”), and Sun Acquisition Corporation, a Delaware corporation (“the Company”), recites and provides as follows:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Company and Executive agree as follows:

1.            EMPLOYMENT PERIOD.  The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on December 31, 2010 (“the Effective Date”) and ending at midnight on December 31, 2013, subject to earlier termination as hereinafter provided (the “Employment Period”).  The parties agree that this Agreement will not automatically renew by operation of law.

2.            TERMS OF EMPLOYMENT.

(A)           Position and Duties.

(i)           During the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Company and perform such duties and functions commensurate with such title as the Chief Executive Officer of the Company (“CEO”) and the Board of Directors of the Company (the “Board”) shall reasonably determine, which duties shall include, but not be limited to, training executives and/or other individuals designated by the CEO in all aspects of the Company’s business, and assisting the designated individuals in developing the necessary relationships with customers, clients, suppliers, agents, consultants, directors, officers, employees, and other business associates of the Company. Executive shall report exclusively to the CEO and the Board. If the CEO is unavailable (a) for any length of time due to the CEO’s disability or illness; or (b) for one (1) month or more due to any other reason, the Board may designate an individual to whom Executive shall report. Executive shall report to the designated individual only for the period of the CEO’s unavailability.  Executive’s services shall be performed principally at the Company’s headquarters in Allendale, New Jersey or such other headquarters as may exist from time to time.  However, from time to time, Executive may also be required by his job responsibilities to travel on Company business, and Executive agrees to do so.  Executive shall not be required to relocate from the Allendale, New Jersey area without Executive’s consent. During the Employment Period, Executive shall, if he agrees and if he is elected or appointed, serve as an officer of the Company and/or any parents, subsidiaries or affiliates of the Company in existence or hereafter created or acquired without any additional compensation for such services.

(ii)           During the Employment Period, Executive agrees to devote substantially all of his attention, energy and skills to the business and affairs of the Company.  Executive’s employment under this Agreement shall be Executive’s exclusive employment during the Employment Period.  Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive’s performance of Executive’s duties hereunder, is contrary to the interests of the Company or its parents, subsidiaries or affiliates, or requires any significant portion of Executive’s business time.  The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business or affairs of the Company, its parents, subsidiaries or affiliates or interfere with Executive’s performance of his duties hereunder or otherwise violate this Agreement.  During the Employment Period, Executive may not serve on the board of directors of any entity which competes with the business of Aceto Corporation, Inc. (“Aceto”), its subsidiaries or affiliates without the written approval of the Board.  Executive shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors.

(B)           Compensation.

(i)           Base Salary.  During the Employment Period, Executive shall receive a base salary (“Base Salary”), which shall be paid in equal installments on a biweekly basis or otherwise in accordance with the regular payroll practices of Aceto, at the rate of four hundred twenty-five thousand dollars ($425,000.00) per annum.  This base salary may be increased annually at the discretion of the CEO and the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Aceto (the “Aceto Board”), but shall not be reduced.

(ii)          Additional Compensation.  In addition to Executive’s base salary, Executive may be granted bonuses or other additional compensation at the sole discretion of the Compensation Committee, with approval by the Board of Directors of Aceto.

(iii)         Stock Option Plans. Executive shall have the same eligibility as that of other similarly situated executives of Aceto and its subsidiaries to participate in stock option plans of Aceto and its subsidiaries.

(iv)         Expenses.  During the Employment Period, Executive shall be entitled to receive reimbursement or seek direct payment to vendors for all reasonable and necessary employment-related expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies, practices and procedures of Aceto with respect to senior executives of Aceto as in effect generally from time to time after the Effective Date.  For such purposes, Executive shall submit to the Company, not less than once in each calendar month, reports of such expenses and other disbursements in the form normally used by Aceto and receipts with respect thereto and the Company’s obligations under this Section 2(b)(iv) shall be subject to Executive’s compliance with his obligations under this Section 2(b)(iv).

(v)          Vacation.  During the Employment Period, Executive shall be entitled to twenty (20) days paid vacation, which may be used in accordance with the policies, programs and practices of Aceto with respect to senior executives of Aceto, which are in effect generally from time to time after the Effective Date.

(vi)         Sick Leave.  During the Employment Period, Executive shall be entitled to paid sick leave in accordance with the policies, programs and practices of Aceto with respect to senior executives of Aceto, which are in effect generally from time to time after the Effective Date.

(vii)        Car Allowance.  During the Employment Period, Executive shall be entitled to a car allowance in accordance with Aceto’s car allowance policy, in lieu of expenses associated with the operation of his own automobile. In the alternative, in accordance with Aceto’s car allowance policy, Aceto or the Company may provide Executive with the private use of a company owned or leased vehicle (if leased, the lease cost up to the amount of the car allowance) and all expenses related to such use (including, without limitation, gas and maintenance expenses and insurance and parking) shall be borne by the Company.

(viii)       Other Benefits.  No later than 180 days after the Closing Date, as defined in the parties’ December 15, 2010 Asset Purchase Agreement (the “Asset Purchase Agreement”), and continuing during the remainder of the Employment Period, Executive shall be entitled to such health insurance as is provided generally to senior executives of Aceto, in accordance with the policies, programs and practices of Aceto which are in effect from time to time after the Effective Date. Executive shall be entitled to such other benefits as are provided generally to senior executives of Aceto, in accordance with the policies, programs and practices of Aceto which are in effect from time to time after the Effective Date.

(C)           Applicable Employment Policies and Practices. The Company’s employment policies and practices concerning Executive shall be the same as those of Aceto during the relevant time period.

3.             EARLY TERMINATION OF EMPLOYMENT.

(A)           Death or Disability.

(i)           Death. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.

(ii)          Disability. In the event that Executive is disabled, as a result of mental or physical condition or illness, and as such cannot perform the material functions of his job, even with reasonable accommodation, for a total of ninety (90) consecutive days or for a total of six (6) months (whether or not such six (6) months is consecutive) during any twelve (12) consecutive month period, Executive’s employment may be terminated by the Company upon the Company’s reasonable and good faith determination that Executive is so disabled (“Disability Effective Date”).  In the event that Company intends to terminate the employment of Executive because of disability, the Company shall give Executive no less than thirty (30) days’ prior written notice of the Company’s intention to terminate Executive’s employment.  In the event that Executive denies that he is disabled from performing the material functions of his job, Executive may, within thirty (30) days of the date of notice of the Company’s intention to terminate, request that his disability be determined by an independent, licensed physician selected by the Company or its insurers and acceptable to Executive.  Executive’s acceptance of the physician shall not be unreasonably withheld or delayed.  Promptly following such request by Executive, the Company shall arrange for an examination of Executive and Executive shall reasonably cooperate in such examination. Executive shall remain employed under all the terms, provisions and conditions of this Agreement, until the physician determines in writing whether Executive is disabled from performing the material functions of his job.  In the event that the physician determines that Executive is not disabled from performing the material functions of his job, Executive shall continue with his employment under this Agreement.  In the event that the physician determines that Executive is disabled from performing the material functions of his job, Executive’s employment shall terminate upon such determination.

(B)           Cause.  The Company may terminate Executive’s employment during the Employment Period for Cause by giving written notice to Executive.  For purposes of this Agreement, “Cause” shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of Executive to such a felony; (ii) the Company’s good faith determination corroborated by independent evidence, or Executive’s admission, of Executive’s performance of any act or his failure to act, for which if he were prosecuted and convicted, would amount to a felony involving money or property of the Company or its affiliates, subsidiaries, or parents or which would constitute a felony in the jurisdiction  where the act or failure to act has occurred; (iii) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive’s job duties (other than as a result of total or partial incapacity due to physical or mental illness), provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within thirty (30) days thereafter; or (iv) material breach of any of the representations, warranties or covenants set forth in Sections 6, 7 or 8 of this Agreement, provided Executive has been given written notice of such material breach and has not cured such breach within thirty (30) days thereafter.

(C)           Good Reason. Executive may terminate his employment for Good Reason by giving written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean a reasonable determination by Executive that, in the absence of the express written consent of Executive, any of the following has occurred:

(i)           the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including title and reporting requirements, authority, duties or responsibilities as contemplated by Section 2(A) of this Agreement), or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding, for this purpose, any isolated and insubstantial action not taken in bad faith and which is remedied by the Company within twenty (20) business days after receipt of written notice thereof given by Executive;

(ii)           the Company (a) reduces Executive’s Base Salary or (b) requires Executive to relocate from the Allendale, New Jersey area;

(iii)           Executive is required to report to any person other than the CEO or the Board, except as permitted by Section 2(A) of this Agreement; or

(iv)           any failure by the Company to comply with any of the provisions of this Agreement applicable to the Company, provided the Company has been given written notice of such failure, neglect or refusal, and has not cured such within thirty (30) days thereafter, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied by the Company within twenty (20) business days after receipt of written notice thereof given by Executive.

(D)           Termination For Other Reasons. (1) The Company may terminate the employment of Executive without Cause by giving written notice to Executive at least thirty (30) days prior to the Date of Termination. (2) Executive may resign from his employment without Good Reason hereunder by giving written notice to the Company at least one hundred and twenty (120) days prior to the Date of Termination, provided that the Company may terminate Executive’s employment earlier than the end of such one hundred and twenty (120) day period by giving Executive thirty (30) days’ written notice of such earlier termination.

(E)           Notice Of Termination. Any termination shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(F)           Date Of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, (a)  the date of delivery of written notice, if by personal delivery or overnight carrier, (b) the next day after the date of transmission of written notice, if transmitted by facsimile or e-mail, or (c) three (3) calendar days after the date of mailing of written notice, if transmitted by first class mail; provided, however, if a cure period applies, then the Date of Termination shall mean the expiration date of said cure period if the breach is not cured; (ii) if Executive’s employment is terminated by reason of Executive’s death or disability, the date of death, or the effective date of disability as provided herein above;  (iii) if Executive’s employment is terminated by the Company other than for Cause, death, or disability (as determined pursuant to Section 3(A)(ii)), the Date of Termination shall be the 30th day following the transmission of Notice of Termination as specified in (D) of this section; or (iv) if Executive’s employment is terminated by Executive other than for Good Reason, death, or disability, the Date of Termination shall be the 90th day following the transmission of Notice of Termination or such other date as determined in accordance with Section 3(D).

4.             OBLIGATIONS OF THE COMPANY UPON EARLY TERMINATION.

(A)           Without Cause By The Company Or For Good Reason By Executive. If, during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate employment for Good Reason, other than within two years after the occurrence of a “Change in Control” (as defined in Section 5 hereof):

(i)           the Company shall pay to Executive, within thirty (30) days after the Date of Termination, any accrued base salary, vacation pay, expense reimbursement and any other entitlements, including bonuses, accrued by Executive under Section 2(B), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”), unless the terms of such accruals specifically provide for a different payment date that would be applicable in the event of a termination of employment.

(ii)           the Company shall continue to pay to Executive, in regular bi-weekly installments Executive’s Base Salary under the Agreement for the duration of the Employment Period.

(iii)           the Company shall continue to provide benefits to Executive at least equal to those that would have been provided to him in accordance with the plans, programs, practices and policies which are generally applicable to senior executives of Aceto, for the duration of the Employment Period (the “Benefit Continuation”). Executive’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans. If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other benefits to be provided by the Company as described herein shall terminate.

(B)           Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination or later if otherwise required by law).

(C)           Cause By The Company Or Without Good Reason. If Executive’s employment shall be terminated for Cause by the Company or Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and the amount of any compensation previously deferred by Executive, in each case to the extent theretofore unpaid, all of which shall be paid in cash within thirty (30) days of the Date of Termination.

(D)           Disability. If Executive’s employment shall be terminated by reason of Executive’s disability during the Employment Period, this Agreement shall terminate without further obligation to Executive, other than for payment of Accrued Obligations, and the timely payment or provision of the Benefit Continuation. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination. Executive shall be entitled after the Disability Effective Date to receive disability and other benefits as in effect at the Disability Effective Date with respect to similarly situated executives of Aceto and their families.  In addition, the Company shall continue to pay to Executive in regular biweekly installments, Executive’s base salary under the Agreement for a period of six (6) months following termination.

(E)           Benefit Continuation. In the event that the Company is obligated hereunder to pay Benefit Continuation to Executive following termination of Executive’s employment, the Company may satisfy its obligation to pay the medical insurance component of the Benefit Continuation by advancing COBRA payments for the benefit of Executive or obtaining comparable benefits.

5.             RIGHTS AND OBLIGATIONS UPON A CHANGE IN CONTROL.

(A)           In the event that following a “Change in Control” (as defined in this Section 5) of the Company or Aceto during the Employment Period: (a) Executive is terminated without Cause within two (2) years after the occurrence of the Change of Control or (b) Executive terminates his employment for Good Reason within two (2) years after the occurrence of the Change of Control, then the Company shall pay Executive an amount equal to: (i) all Accrued Obligations, and (ii)  the amount of any bonus under Section 2(B)(ii) paid to Executive for the fiscal year preceding the Change in Control.  Such payment shall be made in a lump sum payable on the date which is thirty (30) days after the Date of Termination, and the Company shall make such arrangements as are necessary to ensure that the full amount of such payment is timely made.  In addition, the Company shall continue to pay to Executive, in regular bi-weekly installments Executive’s Base Salary under the Agreement for a period of two years following the Date of Termination, provided, however, that any such bi-weekly installments that qualify as a short term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or as a payment described in Treasury Regulation Section 1.409A-1(b)(9)(iii), such amounts will be paid as lump sum on the date which is thirty (30) days after the Date of Termination.  The Company shall also continue to permit Executive to receive or participate at the Company’s expense in all benefits and fringe benefits available to him pursuant to Section 2 above for a period of two (2) years after the termination of his employment; provided, however:  (1) such benefits and fringe benefits shall not include wages or salary and shall only include those benefits as consistent with the applicable plan documents and policies; and (2) in no event shall the amount paid to Executive pursuant to this Section 5 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or then applicable law, and to the extent any “excess parachute payment,” as that phrase is defined in Section 280G(b) of the Code or then applicable law, would result from the provisions of this Section 5, then the amount Executive would otherwise receive shall be reduced so that no “excess parachute payment” is made by the Company or received by Executive.

(B)           A “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

(i)           any person (a “Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act (the “Act”) (other than (A) Aceto and/or its wholly owned subsidiaries; (B) any “employee stock ownership plan” (as that term is defined in Code Section 4975(e)(7)) or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (D) any other Person, who, within the one (1) year prior to the event which would otherwise be a Change in Control, was an executive officer of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or such lesser percentage of voting power (but not less than 15%) as determined by the Independent Directors of the Company.  For purposes hereof, the definition of “Independent Director” shall be determined under the rules of The NASDAQ Stock Market;

(ii)          during any two (2) year period the following persons shall cease for any reason to constitute at least a majority of the Board: (i) directors of the Company in office at the beginning of such period and (ii) any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subsections  5(B)(i) or (iii)) whose election by the Board, or whose nomination for election, was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two (2) year period;

(iii)         the consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or otherwise does not have control over the combined entity or pursuant to which the Company’s common stock would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of common stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the common stock immediately before;

(iv)         any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(v)          the Company’s shareholders or the Board approve the liquidation or dissolution of the Company.

(C)           A “Change in Control” of Aceto shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

(i)           any person (a “Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act (the “Act”) (other than (A) any “employee stock ownership plan” (as that term is defined in Code Section 4975(e)(7)) or other employee benefit plan of Aceto and any trustee or other fiduciary in such capacity holding securities under such plan; (B) any corporation owned, directly or indirectly, by the shareholders of Aceto in substantially the same proportions as their ownership of stock of the Aceto; or (C) any other Person, who, within the one (1) year prior to the event which would otherwise be a Change in Control, was an executive officer of Aceto), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Aceto representing 20% or more of the combined voting power of Aceto’s then outstanding securities, or such lesser percentage of voting power (but not less than 15%) as determined by the Independent Directors of Aceto.  For purposes hereof, the definition of “Independent Director” shall be determined under the rules of The NASDAQ Stock Market;

(ii)          during any two (2) year period the following persons shall cease for any reason to constitute at least a majority of the Aceto Board: (i) directors of Aceto in office at the beginning of such period and (ii) any new director (other than a director designated by a Person who has entered into an agreement with Aceto to effect a transaction described in subsections 5(C)(i) or (iii)) whose election by the Aceto Board, or whose nomination for election, was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two (2) year period;

(iii)         the consummation of a consolidation or merger of Aceto in which Aceto is not the continuing or surviving corporation or otherwise does not have control over the combined entity or pursuant to which Aceto’s common stock would be converted into cash, securities, and/or other property, other than a merger of Aceto in which holders of common stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the common stock immediately before;

(iv)         any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of Aceto; or

(v)          Aceto’s shareholders or the Aceto Board approve the liquidation or dissolution of Aceto.

6.             CONFIDENTIAL INFORMATION.

(A)          “Confidential Information” means any information concerning or referring in any way to the business of the Company disclosed to or acquired by Executive through or as a consequence of Executive’s employment with the Company. For purposes of this Agreement, Confidential Information consists of information proprietary to the Company which is not generally known to the public and which in the ordinary course of business is maintained by the Company as confidential. By way of example and without limitation, Confidential Information consists of confidential or proprietary information and trade secrets of the business, including all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, forms, concepts, sales presentations, marketing programs, marketing strategy, business practices, bidding information, methods of operation, production records, computer software, trade secrets, trademarks, patents, patent applications, other intellectual property rights, licenses, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of the Company’s products, concepts, processes, machines, engineering, research and development. Confidential Information also includes, without limitation, information in any way concerning or referring to the Company’s production records, hiring and training methods, personnel records, investment policies, pricing and cost information, financial and other confidential and proprietary information concerning the Company’s operations and expansion plans, business and marketing plans and proposals, business methods,  forecasts and projections, operations, organizational structure, finances, customers, customer lists, customer leads, customer information, suppliers, supplier lists, supplier leads, supplier information, contract proposals, documents identifying past, present and future customers funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information,  employees or their compensation, data processing, software, any analyses, compilations or reports with regard to the foregoing, and all other information relating to the business, whether such information has been reduced to writing or is in electronic format (including on disc drive, magnetic tape, floppy disks, CD-ROMs, DVDs or other electronic storage devices) or otherwise and all other information whether or not designated by the Company as “confidential”. “Confidential Information” shall not include any information or material (i) which has been publicly disclosed by means other than by a breach of an agreement of confidentiality or nondisclosure or (ii) which is subsequently disclosed by any third party not in breach of an agreement of confidentiality or nondisclosure.

(B)           Duty of Confidentiality.

(i)           The Company and Executive acknowledge and agree that the services of Executive are unique and extraordinary and essential to the business of the Company, especially since Executive shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business.

(ii)          Executive represents that he has been informed that it is the policy of the Company to maintain as secret all Confidential Information, and further acknowledges that such Confidential Information is of great value to the Company.  Executive recognizes that, by reason of his employment with the Company, he will acquire Confidential Information as aforesaid.  Executive confirms that the protection of the Company’s Confidential Information is reasonably necessary to protect the Company’s goodwill.

(iii)         Executive agrees that he will not, directly or indirectly, at any time during the Employment Period or thereafter divulge to any person, firm or other entity, or use, or cause or authorize any person, firm or other entity to use, any Confidential Information belonging to the Company, whether in oral, written, electronic, or permanent form, except (1) to the extent necessary to perform services on behalf of the Company, (2) if he is required to do so by (a) a court of law or arbitration panel, (b) any governmental agency or (c) any administrative or legislative body, (3) if such disclosure or use has been authorized in writing by the Board or (4) if such disclosure or use is otherwise required by law.  In the event that Executive is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, he will notify the Company promptly of the request or requirement so that the CEO and the Board may seek a protective order.  Upon the Company’s request and at the Company’s sole expense, Executive will use reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information and only that portion of the Confidential Information which Executive is advised in writing by the Company’s counsel is legally required to be disclosed may be disclosed.  Upon termination of this Agreement, or at the request of the Company prior to its termination, Executive shall deliver forthwith to the Company all Confidential Information in Executive’s possession or control belonging to the Company and all tangible items embodying or containing Confidential Information.

(C)           Documents, Records, Etc.  All documents, records, data, electronic data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive, directly or indirectly, by the Company or are produced by Executive in connection with Executive’s services will remain the sole property of the Company.  Executive will return to the Company forthwith all such materials and property upon the termination of this Agreement or sooner if requested by the Company.  Executive agrees that he will not, at any time, remove from the Company’s premises any drawings, notebooks, software, data, electronic data, or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except in connection with the fulfillment of his duties hereunder.

(D)           For purposes of Section 6 hereof, the term “Company” shall mean and include any and all parents, subsidiaries or affiliates of the Company, in existence from time to time.

7.             NON-COMPETE; NON-SOLICITATION.   For a period commencing on the Effective Date hereof and ending one (1) year after the date Executive ceases to be employed by the Company (the “Non-Competition Period”):

(A)           Executive will not, directly or indirectly, at any time during the Non-Competition Period, without the prior written consent of the Company, in any manner whatsoever, whether individually or as an employee, officer, principal, partner, joint venturer, shareholder, member, manager, director, agent or representative of, or lender, consultant or independent contractor to, or jointly or in conjunction with, any person or entity, or in any other capacity, other than on behalf of or for the benefit of the Company:

(i)             anywhere within the United States and its external possessions, or Canada, engage or participate in a business which is competitive with, directly or indirectly, the business of the Company (the “Business”), and shall not make any investments in, or loans to, any such competitive entity, except that the foregoing shall not restrict Executive from acquiring up to five percent (5%) of the outstanding voting stock of any entity whose securities are listed on a nationally recognized stock exchange.  Notwithstanding the foregoing, this Section 7(A)(i) shall not be deemed violated solely by virtue of the Executive’s ownership interest in Mirror Pharmaceuticals LLC (“Mirror”), provided that: (i) the Executive’s ownership interest in Mirror never exceeds the percentage interest existing on the date hereof (and, for avoidance of doubt, shall never be a Controlling interest), (ii) the Executive is never actively engaged in the day-to-day operations of Mirror, and (iii) Mirror is never engaged in any business other than the (x) development, (y) manufacture or (z) distribution of self-manufactured finished dosage form products;

(ii)            cause or seek to persuade any Business Associate to discontinue or materially modify its relationship with the Company or cause or seek to persuade any prospective Business Associate to determine not to enter into a business relationship, or to materially modify its contemplated business relationship, with the Company.  For purposes of this section, (a) the term “Business Associate” shall mean a customer, client, or supplier who has done business with the Company within two (2) years preceding the date of this Agreement and (b) the term “prospective Business Associate” shall mean a Business Associate who was solicited to become a Business Associate by the Company (other than solely through a mass mailing or similar communication) during the two (2) years preceding the date of this Agreement;

(iii)           other than on behalf of the Company, hire or retain, directly or indirectly, any director, officer, employee, or independent contractor (who, either individually or as another form of legal entity, is performing services for Seller that would customarily be performed by an employee) to, the Company (collectively, “Personnel”); provided, however, that (a) this Section 7(A)(iii) shall not prohibit Executive from hiring or retaining any such Personnel after such Personnel has been terminated by the Company, if such Personnel did not have any communications with Executive prior to such termination regarding the prospect of an employment or business relationship with Executive, and (b) this Section 7(A)(iii) shall not prohibit Executive from conducting any general solicitation of personnel, or hiring any Personnel who voluntarily applies for hire as a result of a general solicitation to the public without having been initially personally recruited  by Executive;

(iv)           solicit or cause or authorize the solicitation of, or accept, any business which is competitive with the Business from any Business Associate or prospective Business Associate, for or on behalf of Executive or any third party; or

(v)            solicit or cause or authorize the solicitation of the entry into, or enter into, a business relationship which is competitive with the Business with any Business Associate or prospective Business Associate, for or on behalf of Executive or any third party.

(vi)           market, distribute or sell or participate in research and development with respect to any product set forth on Schedule A of the Restrictive Covenant Agreement entered into by the parties on December 31, 2010 (“Restrictive Covenant Agreement”), that is, during the Restricted Period, (a) on Purchaser’s product list, (b) on Purchaser’s product development list or (c) about which an affirmative decision by Purchaser to develop such product has been made and for which there have been demonstrable steps taken by Purchaser towards such development which are evidenced by a written record.  Schedule A of the Restrictive Covenant Agreement shall be updated, by mutual agreement of the parties (which agreement shall not be unreasonably withheld), (i) on each of the first four (4) anniversaries of the date hereof and (ii) as of the date, if any, Executive ceases to be employed by Purchaser or any of its affiliates.

(C)           For purposes of Section 7 hereof, the term “Company” shall mean and include any and all parents, subsidiaries or affiliates of the Company, in existence from time to time.

(D)           Scope. If a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the duration, scope, area or other restrictions set forth herein.

(E)           Independent Agreement.  The covenants made in this Section 7 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement.  Moreover, the existence of any claim or cause of action of Executive against the Company or any of its affiliates, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

(F)           Non-Payment.  The material failure of the Company to make any payments due to Executive under this Agreement shall not be a defense to the enforceability of this Section 7 and shall not bar the Company from enforcing the provisions of this Section 7 against Executive until such time as all sums lawfully due to Executive under this Agreement are paid to Executive.

8.             ASSIGNMENT OF RIGHTS.

(A)           Executive has disclosed and shall continue to make full and prompt disclosure to the Company of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by Executive as a result or product of his employment relationship with the Company.  Executive hereby assigns to the Company, without additional compensation, the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof.  Executive shall, at the request of the Company, at the Company’s cost but without additional compensation, from time to time execute, acknowledge and deliver to the Company such instruments and documents as the Company may require to perfect, transfer and vest in the Company the entire right, title and interest in and to such inventions and other property.  In the event that Executive does not timely perform such obligations, Executive hereby makes the Company and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive’s behalf.  Executive shall reasonably cooperate with the Company upon the Company’s request and at the Company’s cost, but without additional compensation, in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

(B)           For purposes of Section 8 hereof, the term “Company” shall mean and include any and all parents, subsidiaries or affiliates of the Company, in existence from time to time.

9.             INJUNCTIVE RELIEF; REMEDIES.

(A)           Executive acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Sections 6, 7 or 8 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages.

(B)           Executive and the Company further agree that the prevailing party in any action or proceeding in which either party to this Agreement seeks to enforce their rights under Sections 6, 7 and/or 8 hereof shall have the right to seek attorneys’ fees.

(C)           Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the parties hereto under law or in equity.

(D)           The parties hereto intend to and hereby confer jurisdiction to grant injunctive relief in aid of arbitration or to enforce the covenants contained in Sections 6, 7 and/or 8 upon the courts of any jurisdiction within the geographical scope of such covenants (a “Jurisdiction”).  In the event  that the courts of any one or more of such Jurisdictions shall hold such covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s rights to the relief provided above in the courts of any other Jurisdiction or at arbitration, as to breaches of such covenants in such other respective Jurisdictions, the above covenants as they relate to each Jurisdiction being, for this purpose, severable into diverse and independent covenants.

(E)           The provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive its earlier expiration or termination for any reason.

10.           INDEMNIFICATION.  The Company shall indemnify Executive, to the fullest extent permitted by law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against him or the Company as a result of, in connection with or arising out of such employment, except that such indemnification shall not apply in the case of acts or omissions of Executive which (1) constitute gross negligence or willful misconduct relating to the obligations of Executive under this Agreement, or (2) exceeded his authority under this Agreement.  Executive shall be entitled to the same protection of any executive employees under any insurance coverage which the Company may elect to maintain for the benefit of its executive employees.  This Section 10 shall survive the termination of this Agreement and Executive’s employment for any reason.

11.           ARBITRATION. No dispute between the Company (or any of its officers, directors, employees, subsidiaries or affiliates) and Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual, age, national origin, religion, disability, retaliation or other discrimination or harassment; defamation; and other employment-related claims and allegations) shall be the subject of a lawsuit filed in state or federal court, except as where applicable law prohibits agreement to arbitrate the particular dispute.  Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or any other individual or organization on which the parties agree in writing.  Notwithstanding the above, either the Company or Executive may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration.  The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial.

The arbitration shall be initiated in New York County, New York, or such other venue as the parties may agree, and shall be administered by AAA under its Employment Arbitration Rules before a single arbitrator mutually agreed upon by the parties hereto.  If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA.  The arbitration must be filed within three (3) years of the act or omission which gives rise to the claim.  Each party shall be entitled to take three depositions, engage in document discovery, propound interrogatory requests and to take any other discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion.

The Arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of New York or such other jurisdiction as the parties may agree.  The cost of arbitration shall be borne equally by the parties; however, the Arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys’ fees to the prevailing party.  Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

12.           NO CONFLICTING OBLIGATIONS OF EXECUTIVE. Executive represents and warrants that he has no rights or obligations under any prior agreement with any previous employer or other person or entity which conflict with the interests of the Company or with the performance of Executive’s duties and obligations under this Agreement.  Executive agrees to notify the Company promptly if any such conflicts occur in the future.

13.           SUCCESSORS.

(A)           This Agreement is personal to Executive and shall not be assignable by Executive, provided that if Executive shall die, all amounts payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

(B)           This Agreement shall inure to the benefit of the Company and its successors and assigns.  The Company may assign this Agreement to any successor or affiliated entity, subsidiary, or parent company.

14.           MISCELLANEOUS.

(A)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

(B)           As used in this Agreement, the word “including” and its variants shall mean “including without limitation,” the masculine gender shall include the feminine and the neuter, and the singular number shall include the plural, and vice versa.

(C)           This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior agreements and understandings, whether written or oral, pertaining to the subject matter of this Agreement except that this Agreement does not supersede the Restrictive Covenant Agreement.

(D)           This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by a representative of the Company duly authorized by the Board or the Compensation Committee.

(E)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by e-mail, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith.  Notice may be given to the Company or Executive as follows:

Executive:

Ronald Gold
3 Pearl Court
Suites A/B
Allendale, NJ 07401
and
Ronald Gold
604 Nottingham Court
Norwood, NJ 07648
Facsimile: (201) 961-1234
E-Mail: rgold@risingpharma.com

Notice to the Executive also must
be given to:

Kramer Levin Naftalis & Frankel
LLP
1177 Avenue of the Americas
New York, New York  10036
Attention:  Steven M. Goldman
Facsimile: (212) 715-8053
E-mail: sgoldman@kramerlevin.com

The Company:

Albert L. Eilender
Aceto Corporation
4 Tri Harbor Court
Port Washington, NY 11050
Facsimile: (516) 627-6093

Notice to the Company also must be given to:

Steven, J. Kuperschmid, Esq.
Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY 11554
Facsimile: 516 296 7111
E-mail: skuperschmid@certilmanbalin.com

and

Kristin M. Burke, Esq.
Clifton Budd & DeMaria, LLP
420 Lexington Avenue, Suite 420
New York, New York 10170
Facsimile: 212 687 3285
E-mail: kmburke@cbdm.com

(F)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(G)           The Company shall make all legally required deductions from amounts payable under this Agreement.

(H)           The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed a waiver of such provision or right or any other provision or right of this Agreement.

15.           SECTION 409A COMPLIANCE.

(A)           The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. By way of example, any reference to “termination” or “termination of employment” under this Agreement, to the extent it creates the right to receive deferred compensation as defined under Code Section 409A, shall be interpreted and applied in the manner to comply with the definition of “separation from service” as provided under Code Section 409A.  Similarly, to the extent the term “disability” is applied under this agreement to create the right to receive deferred compensation as defined under Code Section 409A, such term will be interpreted and applied in the manner to comply with the definition of such term under Code Section 409A.  If Executive notifies the Company (with specificity as to the reason therefore) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(B)           Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence of this Section 15(B)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15(B) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period promptly after its conclusion.

(C)           The right to reimbursement or to any in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(D)           In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

16.           HEADINGS.  The headings or captions under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

17.           COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

18.           FACSIMILE SIGNATURES.  Signatures hereon which are transmitted via facsimile or pdf file shall be deemed original signatures.

19.           WAIVER OF JURY TRIAL.  EXECUTIVE AND THE COMPANY EACH HEREBY IRREVOCABLY AGREES TO WAIVE ITS OR HIS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THIS AGREEMENT AND THE RELATIONSHIPS THEREBY ESTABLISHED.

The scope of this waiver is intended to be all encompassing of any and all disputes, if any, that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other statutory and common law claims. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

This Section 19 does not limit, abridge, modify or waive the obligations under Section 11 (the Arbitration provision) or affect rights otherwise provided under applicable law.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

SUN ACQUISITION CORP.		EXECUTIVE
a Delaware Corporation

By:	/s/ ALBERT L. EILENDER	/s/ RONALD GOLD
	ALBERT L. EILENDER	RONALD GOLD

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